EXHIBIT 12.1


                                   UNAUDITED


                          BOSTON SCIENTIFIC CORPORATION

         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (In millions)

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


                                         Six Months      Six Months               Year Ended December 31,
                                            Ended           Ended      --------------------------------------------
                                        June 30, 1997   June 30, 1996   1996      1995     1994      1993      1992
                                        -------------   -------------   ----      ----     ----      ----      ----
Fixed charges:
  Interest expense                             $7             $5        $11       $10       $8        $4        $5
  Capitalized interest                          1
  Amortization of debt issuance costs                                     1
  Interest portion of rental expense            3              4          8         5        5         4         3
                                        ---------------------------------------------------------------------------
   Total fixed charges                        $11             $9        $20       $15      $13        $8        $8
                                        ===========================================================================

Earnings:
  IBIT                                        $90            $76       $297       $84     $209      $114      $154
  Fixed charges per above                      11              9         20        15       13         8         8
  LESS:  capitalized interest                   1
                                        ---------------------------------------------------------------------------
    Total earnings                           $100            $85       $317       $99      $222     $122      $162
                                        ===========================================================================

Ratio of earnings to fixed charges           9.09           9.44      15.85      6.60     17.08    15.25     20.25
                                        ===========================================================================
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